Exhibit 99.1

DEBT MODIFICATION AGREEMENT

This Debt Modiﬁcation Agreement (the “Agreement”) is made and entered into as of this 16th day of December, 2024 (the “Effective Date”), by and among LuxUrban Hotels Inc. (the “Issuer”), and the holders of the August Senior Secured Notes (the “Holders”) who have executed a consent form attached hereto as Exhibit A.

RECITALS

WHEREAS, the Issuer previously issued certain Senior Secured Notes dated August 13, 2024 (the “Notes”) to the Holders;

WHEREAS, the Notes include periodic interest payments, with the next scheduled interest payment due on January 5, 2025 (the “January 5th Payment”);

WHEREAS, the Issuer and a majority of the Holders desire to modify the terms of the January 5th Payment as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereby agree as follows:

1.	MODIFICATION OF JANUARY 5TH INTEREST PAYMENT

1.1 Payment in Stock: The parties agree that the January 5th Payment may, at the option of the Issuer, be paid exclusively in the form of the Issuer’s common stock (the “Payment Shares”).

1.2 Valuation of Stock: The Payment Shares shall be valued at $0.01 above the lower of (a) the closing market price (regular trading hours) of the Issuer’s common stock on December 16th, 2024 and (b) the closing market price (regular trading hours) of the Issuer’s common stock on the trading day immediately preceding the payment date.

1.3 Prepayment Option: The Issuer may elect to deliver the Payment Shares on or before the due date of January 5, 2024.

1.4 Notiﬁcation: The Issuer shall provide written notice to the Holders at least three (3) business days prior to January 5, 2025, specifying its election to pay the January 5th Payment in stock and, if applicable, conﬁrming any prepayment.

2.	CONSENT OF HOLDERS

2.1 Majority Consent: This Agreement shall become eAective only upon the execution of consent forms by Holders representing a majority of the outstanding principal amount of the Notes (the “Majority Holders”).

2.2 Binding EAect: Upon obtaining consent from the Majority Holders, this Agreement shall be binding on all Holders of the Notes.

3.	MISCELLANEOUS

3.1 No Other Modiﬁcations: Except as expressly provided herein, all other terms and conditions of the Notes shall remain unchanged and in full force and effect.

3.2 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of [Insert State], without regard to conﬂict of law principles.

3.3 Entire Agreement: This Agreement, including any exhibits attached hereto, constitutes the entire understanding of the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral.

3.4 Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Debt Modiﬁcation Agreement as of the Effective Date.

LUXURBAN HOTELS INC.

By:

Name:

Title:

Date:

HOLDERS:

Name:

Signature:

Principal Amount of Notes:

Date:

2

EXHIBIT A CONSENT FORM